Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of Trinseo S.A. on Form F-1 of our report dated February 28, 2011 related to the consolidated financial statements of Americas Styrenics LLC as of December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009 and for the period from May 1 (date of inception) to December 31, 2008, appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

June 27, 2011